We have issued our report dated June 16, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of Schick Technologies, Inc. on Form 10-K for the year ended March 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Schick Technologies, Inc. on Form S-8 (File No. 333-46825), effective February 24, 1998.

GRANT THORNTON LLP (manually)

New York, New York
June 16, 2000